Exhibit 99.1

Contact:
Ed Dickinson
Chief Financial Officer, 636.916.2150

FOR IMMEDIATE RELEASE

LMI Aerospace, Inc. Announces First Quarter 2012 Results

Company Reaffirms Guidance For 2012

ST. LOUIS, May 7, 2012 -- LMI Aerospace, Inc. (Nasdaq:LMIA), a leading provider of design engineering services and supplier of structural assemblies, kits and components to the aerospace, defense and technology markets, today announced financial results for the first quarter of 2012.

First Quarter 2012 Highlights

•	Sales of $66.7 million, up 9.6 percent from the first quarter of 2011 with growth in both segments.

•	Income from operations of $7.4 million or 11.1 percent of sales compared to $5.9 million or 9.7 percent of sales in the prior year quarter.

•	Earnings per share of $0.41, up from $0.37, including a $0.04 one-time tax benefit, in the prior year quarter.

First Quarter Results

Net sales for the first quarter of 2012 increased 9.6 percent to $66.7 million compared to $60.9 million in the first quarter of 2011.  Net income for the first quarter of 2012 was $4.8 million, or $0.41 per diluted share, compared to $4.3 million, or $0.37 per diluted share, in the first quarter of 2011.

###

“We expect our revenue in 2012 to continue to grow, with Engineering Services actively hiring to support customer demand and Aerostructures preparing for added growth in the last half of 2012 by completing several large capital investment projects at our Vista, Tulsa and Savannah plants,” said Ronald S. Saks, Chief Executive Officer of LMI.  “New programs in 2012 include large Boeing 737 door structure components, G650 aileron assemblies, several high part count Boeing 747-8 component contracts for our Mexicali plant and tooling for a Boeing 737 assembly in preparation for product build in early 2013.”

“Operating earnings for the first quarter of 2012 exceeded budget levels due to outstanding performance in Engineering Services.  Aerostructures performed near budget, with execution problems, which were described in recent quarters, continuing at certain plants yet metrics are improving.   The impact of losses on three programs caused by defective engineering and tooling supplied by several customers were offset in the current quarter by settlement of a claim with respect to one of these programs.  We expect continued improvement in plant execution in following quarters.  We anticipate finalizing claim negotiation on both remaining matters by the end of the third quarter of 2012.”

Aerostructures Segment

Net Sales	Q1 2012	% of Total	Q1 2011	% of Total
	($ in millions)
Large commercial aircraft	$16.5	39.8%	$14.4	36.5%
Corporate and regional aircraft	13.4	32.3%	12.3	31.1%
Military	9.1	21.9%	9.0	22.8%
Other	2.5	6.0%	3.8	9.6%
Total	$41.5	100.0%	$39.5	100.0%

Increased production rates and new business on Boeing 747 and 777 models drove a 14.6 percent increase in net sales of large commercial products, and the Gulfstream G650 model contributed to an 8.9 percent rise in corporate and regional net sales.  Other products revenue decreased with the conclusion of a non-aerospace program at the Company’s Mexicali plant in the fourth quarter of 2011.

The segment generated gross profit of $11.8 million, or 28.4 percent of net sales, in the first quarter of 2012 versus $10.7 million, or 27.1 percent of net sales, in the first quarter of 2011.  Gross profit benefited from the growth in sales and production levels.  Selling, general and administrative expenses (“SG&A”) were $7.0 million in the first quarter of 2012 compared to $6.5 million in the first quarter of 2011.  The majority of the increase in SG&A relates to hiring in support of both added revenue and the complexity of manufacturing certain new products.  As a result, we are hiring Project Managers dedicated to capital projects and new awards, as well as customer service managers to support our customer needs.

Engineering Services Segment

Net Sales	Q1 2012	% of Total	Q1 2011	% of Total
	($ in millions)
Large commercial aircraft	$7.7	30.2%	$9.2	40.9%
Corporate and regional aircraft	8.0	31.4%	6.2	27.6%
Military	8.1	31.8%	4.3	19.1%
Other	1.7	6.6%	2.8	12.4%
Total	$25.5	100.0%	$22.5	100.0%

Engineering Services has experienced increased demand due to growth in the number of new programs currently in development in the Company’s aerospace sectors, which has led to an increase in the segment’s staff from 434 at December 31, 2011, to 462 at March 31, 2012.  Engineering services in support of the KC-46 tanker in the military market continued to absorb new hires and transfers of staffing from commercial programs inside Boeing.  Another key driver was support for the Learjet 85, which generated 29.0 percent growth in the corporate and regional market.  Other net sales decreased as support for various Boeing tooling projects declined.

Gross profit for the segment was $4.7 million, or 18.4 percent of net sales, for the first quarter of 2012, up from $3.9 million, or 17.3 percent of net sales, for the prior year quarter due to the increase in revenue.  The segment had SG&A of $2.1 million in the first quarter of 2012 compared to $2.2 million in the prior year comparable quarter.

Non-Segment

The effective income tax rate for the first quarter of 2012 was 35.3 percent compared to 26.3 percent in the year-ago quarter.  The change in tax rate resulted from the inclusion of a $0.4 million one-time tax benefit in the 2011 rate and the expiration of research and experimentation income tax credits in 2011 that negatively impacted the 2012 rate.

The company had no debt outstanding on its revolving line of credit as of March 31, 2012.

The company spent free cash flow of $2.5 million in the first quarter of 2012 compared to generating $1.2 million in the first quarter of 2011.  There was significant use of cash in the first quarter of 2012 due to program investments, inventory growth to support future rate increases and increased capital spending to increase our capacity and capabilities.  Free cash flow for 2012 is expected to break even before the cost of new program investments and strategic acquisitions.

Backlog at March 31, 2012, was $214.6 million compared to $235.0 million at the end of the prior year quarter.  Delays by two large Aerostructures customers in releasing certain expected business jet and military aircraft orders caused their backlog at March 31, 2012, to be approximately $44.0 million lower than if these orders were included.  These orders would have made the backlog for those customers comparable to their backlog as of March 31, 2011.  We believe these customers intend to release these orders during the second and third quarters of 2012.  Some of these orders are for product required to be shipped in 2012.

Outlook for 2012

The company has reaffirmed its previous guidance for 2012, as follows:

Consolidated Operations

•	Net sales of between $282.0 million and $298.0 million

•	Gross profit of between 24.2 percent and 25.3 percent

•	SG&A of between $36.7 million and $37.7 million

•	Interest and other expenses of approximately $1.0 million

•	Effective income tax rate of approximately 35.3 percent

•	Capital expenditures of between $14.0 million and $16.0 million

•	Depreciation, amortization and stock compensation expense of approximately $9.7 million

•	Free cash flow is expected to break even

The expectations for each segment are as follows:

Aerostructures

•	Net sales of between $186.0 million and $198.0 million

•	Gross profit of between 27.6 percent and 28.8 percent

•	SG&A of between $28.5 million and $29.1 million

Engineering Services

•	Net sales of between $96.0 million and $100.0 million

•	Gross profit of between 17.5 percent and 18.5 percent

•	SG&A of between $8.2 million and $8.6 million

“Business opportunities with existing and new customers continue to challenge our capacity and capability,” added Saks.  “Our capital investments in progress should add sufficient capacity to support our customer needs through 2013, which we expect will allow rapid organic growth to continue.  Our focus on execution and providing unique customer service has been recognized in tangible ways in the last year by several of our key customers, providing us with opportunities to collaborate with these larger aerospace and defense companies.  We believe these opportunities position us to grow into a much more integral part of their organizations.  Our Engineering Services segment continues to attract great interest based on their acknowledged technical skills and their business development group’s ability to provide exemplary customer service.  Employees from both segments are participating in supplier mentoring programs and design-for-cost initiatives.  In the second quarter of 2012, we plan to launch a research and development group, which will be aided by customer and supplier representatives, as well as university experts in materials and manufacturing processes.”

“We expect record revenues and operating income at both segments in 2012 and are also planning for added growth from acquisitions and new design build programs.  We manage our company for the long-term and expect the current commercial and corporate aircraft cycles to continue to improve for some time.  As a result, we believe the investments we are making in equipment, facilities and improving our employees’ opportunities to provide exemplary service will provide increased value for all of our stakeholders.”

LMI Aerospace, Inc. is a leading provider of design engineering services and supplier of structural assemblies, kits and components to the aerospace, defense and technology markets.  Through its Aerostructures segment, the company primarily fabricates, machines, finishes, integrates, assembles and kits formed close tolerance aluminum and specialty alloy and composite components and higher level assemblies for use by the aerospace, defense and technology industries.  It manufactures more than 30,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1 aerospace suppliers.  Through its Engineering Services segment, operated by its D3 Technologies, Inc. subsidiary, the company provides a complete range of design, engineering and program management services, supporting aircraft product lifecycles from conceptual design, analysis and certification through production support, fleet support and service life extensions via a complete turnkey engineering solution.

This news release includes forward-looking statements related to LMI Aerospace, Inc.'s outlook for 2012 and beyond, which are based on current management expectations.  Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc. Actual results could differ materially from the forward-looking statements as a result of, among other things, the factors detailed from time to time in LMI Aerospace, Inc.'s filings with the Securities and Exchange Commission.  Please refer to the Risk Factors contained in the company's Annual Report on Form 10-K for the year ended December 31, 2011, and any risk factors set forth in our other filings with the Securities and Exchange Commission.

LMI Aerospace, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)
(Unaudited)

	March 31,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$5,494	$7,868
Trade accounts receivable, net of allowance of $232 at March 31, 2012 and $359 at December 31, 2011	47,271	42,720
Inventories	55,497	51,081
Prepaid expenses and other current assets	3,982	2,595
Deferred income taxes	3,908	4,085
Total current assets	116,152	108,349

Property, plant and equipment, net	28,207	27,340
Goodwill	49,102	49,102
Intangible assets, net	17,148	17,642
Other assets	2,118	2,173
Total assets	$212,727	$204,606

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$11,825	$13,253
Accrued expenses	14,675	10,875
Short-term deferred gain on sale of real estate	233	233
Total current liabilities	26,733	24,361

Long-term deferred gain on sale of real estate	2,781	2,840
Long-term deferred revenue	701	701
Deferred income taxes	8,919	8,919
Total long-term liabilities	12,401	12,460

Shareholders’ equity:
Common stock, $0.02 par value per share; authorized 28,000,000 shares: issued 12,110,310 and 12,123,992 shares at March 31, 2012 and December 31, 2011, respectively	242	242
Preferred stock, $0.02 par value per share; authorized 2,000,000 shares; none issued at either date	-	-
Additional paid-in capital	75,379	74,823
Treasury stock, at cost, 152,198 shares at March 31, 2012 and 249,082 shares at December 31, 2011	(722)	(1,182)
Retained earnings	98,694	93,902
Total shareholders’ equity	173,593	167,785
Total liabilities and shareholders’ equity	$212,727	$204,606

LMI Aerospace, Inc.
Condensed Consolidated Statements of Income
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2012	2011

Sales and service revenue
Product sales	$40,165	$37,354
Service revenue	26,584	23,545
Net sales	66,749	60,899
Cost of sales and service revenue
Cost of product sales	27,385	26,649
Cost of service revenue	22,846	19,692
Cost of sales	50,231	46,341
Gross profit	16,518	14,558

Selling, general and administrative expenses	9,080	8,651
Income from operations	7,438	5,907

Other income (expense):
Interest expense	(201)	(139)
Other, net	169	25
Total other expense	(32)	(114)

Income before income taxes	7,406	5,793
Provision for income taxes	2,614	1,524

Net income	$4,792	$4,269

Amounts per common share:
Net income per common share	$0.41	$0.37

Net income per common share assuming dilution	$0.41	$0.37

Weighted average common shares outstanding	11,618,008	11,509,198

Weighted average dilutive common shares outstanding	11,783,241	11,693,800

LMI Aerospace, Inc.
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2012	2011
Operating activities:
Net income	$4,792	$4,269
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,936	1,812
Intangible asset impairment	-	1,163
Contingent consideration write-off	-	(1,235)
Restricted stock compensation	375	375
Other noncash items	(150)	377
Changes in operating assets and liabilities:
Trade accounts receivable	(4,678)	(3,158)
Inventories	(4,311)	(2,308)
Prepaid expenses and other assets	(1,291)	(320)
Current income taxes	2,466	1,314
Accounts payable	(822)	(85)
Accrued expenses	2,111	635
Net cash provided by operating activities	428	2,839
Investing activities:
Additions to property, plant and equipment	(2,909)	(1,617)
Other, net	27	-
Net cash used by investing activities	(2,882)	(1,617)
Financing activities:
Other, net	80	(148)
Net cash provided (used) by financing activities	80	(148)
Net (decrease) increase in cash and cash equivalents	(2,374)	1,074
Cash and cash equivalents, beginning of year	7,868	1,947
Cash and cash equivalents, end of quarter	$5,494	$3,021

LMI Aerospace, Inc.
Selected Non-GAAP Disclosures
(Amounts in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2012	2011

Non-GAAP Financial Information
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)(1):

Net Income	$4,792	$4,269

Income tax expense	2,614	1,524
Depreciation and amortization	1,936	1,812
Intangible asset impairment	-	1,163
Contingent consideration write-off	-	(1,235)
Stock based compensation	375	375
Interest expense	201	139
Other, net	(169)	(25)

Adjusted EBITDA	$9,749	$8,022

Free Cash Flow (2):

Net cash provided by operating activities	$428	$2,839
Less:
Capital expenditures	(2,909)	(1,617)

Free cash flow	$(2,481)	$1,222

1. We believe Adjusted EBITDA is a measure important to many investors as an indication of operating performance by the business. We feel this measure provides additional transparency to investors that augments but does not replace the GAAP reporting of net income and provides a good comparative measure. Adjusted EBITDA is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of net income.

2. We believe Free Cash Flow is a measure of the operating cash flow of the Company that is useful to investors. Free Cash Flow is a measure of cash generated by the Company for such purposes as repaying debt or funding acquisitions. Free Cash Flow is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of cash provided by operating activities.